Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President Marketing
American Medical Alert Corp.
Ph: (516) 536-5850 Email: randi.baldwin@amac.com

American Medical Alert Corp. Issues Guidance for 2007

Oceanside NY - July 26, 2007 American Medical Alert Corp. (Nasdaq: AMAC) announced that based on the continued strong performance of its two business segments, the Company expects to achieve double digit growth in both top and bottom line results in 2007. The Company projects that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by approximately 14% to $35,250,000 while also projecting approximately a 19% increase in earnings to $1,500,000 for the year ending December 31, 2007.

Jack Rhian, President and Chief Executive Officer, speaking on behalf of the Company explained: “The Company remains focused in 2007 on building its revenue base through organic growth and improving profitability by executing efficiencies in several areas of its internal operations. This focus will also allow for greater strategic positioning of the Company to maximize overall growth potential moving forward. As a result of this alignment of strategies, management believes there is a good potential for significant upside in revenue and earnings growth rates for 2008 above those projected in 2007, and will refine this estimate on a periodic basis.”

Some of the noteworthy initiatives the Company is currently working on which will positively impact the Company’s future results are as follows:

•	Ongoing rollout of the Walgreen’s sponsored PERS program nationwide.

•	Significant reduction of our PERS production costs arising from a new manufacturing arrangement.

•	Consolidation of the Company’s communications infrastructure, yielding greater per seat throughput with an associated reduction in overall labor expense.

•	Expanded marketing of PhoneScreen, our clinical trial recruitment services and the Company’s specialty “daytime services” offerings.

•	Reinstatement of our Telephone Answering Service (TAS) acquisition strategy.

Shareholders will be able to discuss this guidance with management during the 2nd quarter earnings conference call which will occur in the second week of August at a date and time to be announced.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans, our contract with the City of New York and product liability risks.

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